Exhibit 99.1

NEWS RELEASE

For release October 17, 2007

Contact:  John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION ANNOUNCES
QUARTERLY DIVIDENDS AND THIRD QUARTER UPDATES

SANTA MONICA, California – (October 17, 2007) – Anworth Mortgage Asset Corporation (NYSE: ANH) announced that its board of directors declared a quarterly common stock dividend of $0.05 per share for the third quarter of 2007.  The common stock dividend is payable on November 9, 2007 to common stockholders of record as of the close of business on October 29, 2007.

Also, in accordance with the terms of Anworth’s 8.625% Series A Cumulative Preferred Stock, or Series A Preferred Stock, the board of directors declared a Series A Preferred Stock dividend of $0.539063 per share for the fourth quarter of 2007.  The Series A Preferred Stock dividend is payable on January 15, 2008 to holders of record of Series A Preferred Stock as of the close of business on December 31, 2007.  The dividend reflects the accrual from October 1, 2007 through December 31, 2007, or 90 days of a 360 day year.

Also, in accordance with the terms of Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock, the board of directors declared a Series B Preferred Stock dividend of $0.390625 per share for the fourth quarter of 2007.  The Series B Preferred Stock dividend is payable on January 15, 2008 to holders of record of Series B Preferred Stock as of the close of business on December 31, 2007.  The dividend reflects the accrual from October 1, 2007 through December 31, 2007, or 90 days of a 360 day year.

Third Quarter Update

As previously reported in September, Anworth expects to write-off its $143 million investment in its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, or Belvedere Trust. To date, Belvedere Trust has been unable to obtain alternative financing to its remaining repurchase agreement borrowings and it does not presently appear that obtaining such financing is likely.

During the quarter ended September 30, 2007, Anworth sold approximately $904 million of Agency and Non-Agency MBS.  This sale of Agency MBS and corresponding portfolio restructuring resulted in a realized loss of approximately $14 million. We also sold Non-Agency MBS, as previously reported, which resulted in a loss $9.4 million. At June 30, 2007, the unrealized loss on Agency MBS sold, which had been included in book value, was $17.5 million.

During the quarter ended September 30, 2007 and excluding the write-off of our investment in Belvedere Trust and realized loss on the sale of securities, we expect our net interest income less ordinary operating expenses, although positive, to be less than the $0.05 per share earned during the quarter ended June 30, 2007.  This is due primarily to the temporary increase in short-term financing costs, which occurred prior to the September 18, 2007 reduction in the federal funds rate.

Our initial indication for the quarter ending December 31, 2007 is that our financing costs will decline to reflect more fully the recent decline in LIBOR and the portfolio yield will continue to increase as lower yielding assets pay down and are replaced with higher yielding assets.  This expected spread widening, along with the benefits of the portfolio restructuring and sales during the third quarter, is presently expected to result in an interest rate spread of approximately 0.40% during the quarter ending December 31, 2007.

Including the expected write-off of our investment in Belvedere Trust and the sale of other securities, the preliminary estimate of Anworth’s book value per common share as of September 30, 2007 is approximately $6.25.

We make reference to “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities.  Anworth generates income for distribution to stockholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings.  Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invested in high quality jumbo adjustable-rate mortgages and other mortgage-related assets and financed these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Anworth Mortgage Asset Corporation
John T. Hillman
(310) 255-4438 or (310) 255-4493

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